EXHIBIT 10.28

LEASE TERMINATION AGREEMENT

AGREEMENT, as of this 28th day of December, 2005 between BROAD FINANCIAL CENTER LLC, a New York limited liability company, having an office at 565 Fifth Avenue, 30th Floor, New York, New York 10017 (hereinafter called “Landlord”) and ARBINET COMMUNICATIONS, INC., a Delaware corporation, qualified to transact business in the State of New York, having an office at 75 Broad Street, 20th Floor, New York, New York 10004 (hereinafter called “Tenant”).

W I T N E S S E T H :

WHEREAS:

(1) Landlord, and Tenant executed that certain lease dated as of September 30, 1999 (the “Lease”), covering the entire rentable area of the nineteenth (19th) floor (the “Premises”) in the building known as Broad Financial Center, 33 Whitehall Street, New York, New York (the “Building”), for a term to expire on December 31, 2009 (the “Expiration Date”); and

(2) Landlord and Tenant desire to accelerate the Expiration Date of the Lease and to enter into certain other agreements incidental thereto, subject to the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

FIRST: The Lease is hereby amended by changing the Expiration Date to December 31, 2005.

SECOND: On or prior to the Expiration Date, Tenant shall surrender the Premises to Landlord in accordance with the Lease provisions pertaining thereto.

THIRD: Tenant hereby covenants that it shall be liable for the observance and performance of each and every one of the terms, covenants and conditions of the Lease on

Tenant’s part to be observed and performed by it up to the Expiration Date including, without limitation, the payment of fixed annual rent, additional rent and all other charges due under the Lease.

FOURTH: Tenant covenants that it has not done or suffered anything to be done whereby the Premises have been encumbered in any way whatsoever, and that the Premises shall not be in any way be encumbered on the Expiration Date.

FIFTH: (a) Tenant shall pay to Landlord the sum of One Million Three Hundred Fifty Thousand and 00/100 ($1,350,000.00) Dollars as a termination fee (the “Termination Fee”) in consideration for an early termination of the Lease.

(b) The Termination Fee shall be payable as follows:

(i) Five Hundred Twenty Four Thousand Seven Hundred Sixty-Five and 00/100 ($524,765.00) Dollars by bank or certified check or wire transfer upon execution of this Agreement by Tenant and Landlord (Landlord’s signature to be confirmed to Tenant by facsimile copy of the signature page of this Agreement sent to Tenant); and

(ii) Eight Hundred Twenty Five Thousand Two Hundred Thirty Five and 00/100 ($825,235.00) Dollars, payable in equal monthly installments of $17,192.39 per month during the period from January 1, 2006 through December 31, 2009.

(c) The Termination Fee set forth in (b) (ii) above shall be paid in equal monthly installments in advance on the first day of each calendar month during the above period at the office of the Landlord or such other place as Landlord may designate without any setoff or deduction whatsoever. Tenant shall pay the Termination Fee in lawful money of the United States by check (subject to collection) drawn to the order of Broad Financial Center LLC, or such other party as Landlord may from time to time designate.

(d) If Tenant shall fail to pay when due any installment of the Termination Fee when due and such failure shall continue for five (5) business days beyond the date such payment was due, Tenant shall pay, interest on such amounts at the Interest Rate (as defined below) from the last day of such five-business day period to the date the same is paid to Landlord, “Interest Rate” shall mean a rate per annum equal to the lesser of (a) 2% above the so-called “prime rate” of Citibank N.A., as publicly announced from time to time or if Citibank

N.A. shall cease to exist or cease to announce such rate, any similar rate designed by Landlord which is publicly announced from time to time by any other bank in the City of New York having combined capital and surplus in excess of $100,000,000 or (b) the maximum rate or interest, which Tenant may legally contract to pay.

(e) If Tenant shall fail to pay when due any installment of the Termination Fee and such failure shall continue for more than ten (10) business days following written notice that said sum was due, then, in addition to any other right or remedy available to Landlord, Landlord shall have the right to accelerate the entire Termination Fee, which amount shall be due in full within ten (10) business days following demand.

SIXTH: Each party represents that it dealt with no broker in connection with bringing about this Agreement other than CB Richard Ellis Brokerage (“CB”) and Newmark & Company Real Estate, Inc. (“Newmark”). Each party agrees to indemnify and hold the other harmless from and against all claims, losses., judgments, costs and expenses (including reasonable attorneys’ fees and disbursements) arising out of any breach of the foregoing representation. CB’s commission shall be paid by Landlord pursuant to the terms of a separate agreement. Newmark’s commission shall be paid by Tenant pursuant to the terms of a separate agreement. The provisions of this Article shall survive termination of this Agreement.

SEVENTH:. Each party does hereby release and relieve the other party, their respective agents, officers, directors, employees and their respective successors and/or assigns from and against any and all actions, causes of action, suits, controversies, damages, judgments, claims and demands whatsoever, at law or in equity of every kind and nature whatsoever arising out of, or in connection with, the Lease or the Premises, except for the return of the Security Deposit as provided in Paragraph Twelfth below and except that nothing herein shall relieve Tenant of its obligations under this Agreement.

EIGHTH: Tenant shall reimburse Landlord upon demand for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements and court costs) incurred by Landlord in connection with enforcing Tenant’s obligations hereunder.

NINTH: It is specifically understood and agreed that the submission of this Agreement to Tenant shall not be construed as an offer, nor shall Tenant have any rights or obligations with respect thereto, unless and until Landlord shall execute a copy of this Agreement and deliver the same to Tenant.

TENTH: This Agreement may not be changed, modified or cancelled orally and shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

ELEVENTH: Time is of the essence with respect to the surrender of the Lease and Premises in accordance with this Agreement. The failure of Tenant to vacate and surrender the Premises in accordance with the terms of this Agreement shall, in addition to all other rights or remedies, subject Tenant to the provisions of Article 28 of the Lease.

TWELFTH: The security deposit letter of credit held by Landlord in accordance with Article 40 of the Lease and the letter authorizing cancellation of the letter of credit in the form annexed as Exhibit A hereto and made a part hereof shall be delivered by Landlord to Tenant upon confirmation by Landlord’s bank that the first payment of the Termination Fee in the amount of Five Hundred Twenty Four Thousand Seven Hundred Sixty-Five and 00/100 ($524,765.00) Dollars has been properly received into Landlord’s account, provided Tenant has surrendered the Premises in accordance with the terms of this Agreement and complied with all of the terms, covenants and conditions of the Lease. Landlord shall send Tenant an executed facsimile of Exhibit A once its bank has confirmed receipt of the first payment of the Termination Fee.

THIRTEENTH: This Agreement shall be construed and governed by the laws of the State of New York.

FOURTEENTH: This Agreement is expressly conditioned upon Landlord’s successful conclusion of a lease agreement satisfactory to Landlord with respect to the Premises with Fitch, Inc.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written.

BROAD FINANCIAL CENTER, LLC, Landlord

By:	/s/ Dr. Axel Stawski
Name:	Dr. Axel Stawski
Title:	Manager

ARBINET COMMUNICATIONS, INC. Tenant

By:	/s/ Peter P. Sach
Name:	Peter P. Sach
Title:	Chief Administrative Officer

STATE OF NEW JERSEY	)
:ss.
COUNTY OF MIDDLESEX	)

On the 23rd day of December in the year 2005, before me, the undersigned, personally appeared Peter P. Sach, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Patrice E. Fearon
Notary Public

PATRICE E. FEARON
Notary Public of New Jersey
My Commission Expires
May 19, 2007

EXHIBIT A

LETTER OF CREDIT CANCELLATION LETTER

BROAD FINANCIAL CENTER LLC

565 Fifth Avenue, 30th Floor

New York, New York 10017

RE: CONSENT TO CANCELLATION OF FLEET NATIONAL BANK LETTER OF CREDIT NO. JS1125651

WE, BROAD FINANCIAL CENTER LLC, BENEFICIARY UNDER FLEET NATIONAL LETTER OF CREDIT NO. JS1125651, ISSUED BY FLEET NATIONAL BANK ON BEHALF OF ARBINET COMMUNICATIONS, INC. (APPLICANT), BY THIS LETTER CONSENT TO THE CANCELLATION AND TERMINATION OF THE ABOVE REFERENCED LETTER OF CREDIT NO. JS1125651 IN THE AMOUNT OF USD 176,796.91.

BENEFICIARY FURTHER CONFIRMS THAT WE, BROAD FINANCIAL CENTER LLC, HAVE NO INTENT TO DEMAND PAYMENT UNDER SAID LETTER OF CREDIT, NOW OR IN THE FUTURE, AND THAT FLEET NATIONAL BANK IS HEREBY RELEASED OF ALL LIABILITY UNDER LETTER OF CREDIT NUMBER JS1125651.

/s/ Dr. Axel Stawski
Name: Dr. Axel Stawski
Title: Manager
AUTHORIZED SIGNATURE FOR
BROAD FINANCIAL CENTER LLC